EXHIBIT 23.1

Argy, Wiltse & Robinson, P.C. Certified Public Accountants & Business Consultants
Consent of Independent Auditors
We consent to the use of our report dated April 20, 2006, with respect to the financial statements of eStara, Inc. as of December 31, 2005 and 2004, and for each of the two years in the period ended December 31, 2005 included in this Current Report on Form 8-K/A of Art Technology Group, Inc. and to the incorporation by reference therein of our report in the Registration Statements (Form S-8 Nos. 333-38926, 333-83321, 333-83325, 333-83327, 333-73664, 333-100003, 333-106057, 333-106058, 333-120154 and 333-135487 and Form S-3 No. 333-110389) of Art Technology Group. Inc.
Argy, Wiltse & Robinson, P.C.
McLean, Virginia
November 8, 2006
Member of the Leading Edge Alliance

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